INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Ameritas Variable Life Insurance Company Separate Account VA-2 on Form N-4 of our reports dated February 1, 1997 on the financial statements of Ameritas Variable Life Insurance Company and Ameritas Variable Life Insurance Company Separate Account VA-2, appearing in the Statement of Additional Information, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.



/s/ Deloitte & Touche LLP



DELOITTE & TOUCHE LLP

Lincoln, Nebraska
September 24, 1997